UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of report (Date of earliest event reported) September 22, 2004

                              Neoware Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

                              Delaware
(State or Other Jurisdiction of Incorporation)

000-21240	23-2705700

(Commission File Number)	(IRS Employer Identification No.)

400 Feheley Drive, King of Prussia, Pennsylvania	19406

(Address of Principal Executive Offices)	(Zip Code)

                                   (610) 277-8300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On September 22, 2004, Neoware Systems, Inc. (the “Company”) announced that on September 22, 2004 it entered into an Asset Purchase Agreement (“Agreement”) with Visara International, Inc. to purchase Visara’s thin client assets and that, pursuant the Agreement, completed the acquisition. The Agreement contained customary representations and warranties. The assets acquired principally consisted of customer lists, intellectual property, including Visara’s coax and twinax technology, contract rights and goodwill. As part of the transaction, the Company also acquired a license for certain intellectual property, non-competition agreements from Visara and one of its shareholders and an agreement providing for the Company to sell products retained by Visara as part of its continuing business. The Company intends to use the assets acquired for purposes similar to those of Visara. The consideration paid by the Company was $3,700,000 in cash, $370,000 of which is being held in an escrow account for six months for indemnification claims, plus a potential cash earn-out of up to $500,000 if defined revenues derived from the acquired business exceed $8,000,000, $500,000 if such revenues exceed $9,000,000, plus an amount equal to 0.25 multiplied by the excess of the earn-out revenues over $10,000,000. The Company is not assuming any of Visara’s debt or other liabilities. Neither the Company nor any of its affiliates has any material relationship to Visara other than in respect of the Agreement and the transactions contemplated thereby.

     The foregoing description of the Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the Agreement which will be filed separately with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following document is filed as an exhibit to this report.

99.1      Press Release dated September 22, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2004	Neoware Systems, Inc.

(Registrant)

	By:	/s/ Keith D. Schneck

Keith D. Schneck
Executive Vice President and Chief Financial Officer